EXHIBIT 99.1


                        FIRST BANK PUERTO RICO TO ACQUIRE
                         ROYAL BANK OF CANADA OPERATIONS
                                 IN PUERTO RICO

     San Juan, Puerto Rico, April 26, 1999-First BanCorp (NYSE:FBP) and the Royal Bank of Canada announced today that FirstBank Puerto Rico, a wholly-owned subsidiary of First BanCorp, signed a Definitive Agreement to acquire Royal Bank's business unit in Puerto Rico. Royal Bank Puerto Rico reported assets of $181 million as of December 31, 1998. The acquisition is subject to regulatory approval.

     Angel Alvarez-Perez, Chairman and CEO of First BanCorp informed, the Royal Bank acquisition is another step in First BanCorp's strategy to grow and strengthen its corporate lending business. This acquisition is part of an aggressive expansion plan by First BanCorp. The Puerto Rico Banking Industry is in constant evolution towards a full financial services industry. The consolidation process and its resulting diversification benefits the customers, by offering them stronger institutions which are better prepared to meet the challenges of the new millennium. We look forward to greeting Royal Bank clients and want to assure them they will receive our undivided attention and service, concluded Mr. Alvarez-Perez. FirstBank will now have a presence in the Hato Rey Golden Mile to serve its commercial and individual customers.

     First BanCorp has total assets of over $4.0 billion and is the holding company of FirstBank Puerto Rico, the second largest independently owned commercial bank in Puerto Rico. the Bank, which is a well-capitalized institution, operates a total of 55 financial service facilities throughout Puerto Rico and the US Virgin Islands, FirstBank also operates Money Express, a finance company, with 26 offices throughout the Island and First Leasing and Car Rental, a car and truck rental leasing company, with offices in Bayamon, Rio Piedras, Guaynabo, Isabela and Caguas.

         FirstBank Puerto Rico reorganized into a Bank Holding Company effective October 1, 1998.